EXHIBIT 5.1



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                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________                  harttrinen@aol.com
Will Hart                      (303) 839-0061               Fax: (303) 839-5414

                               September 10, 2015

Synergy Resources Corporation
20203 Highway 60
Platteville, CO  80651

     This letter will constitute an opinion upon the legality of the sale by Synergy Resources Corporation, a Colorado corporation (the "Company"), of shares of its common stock, preferred stock, depository shares, warrants, rights, purchase contracts, debt securities and units that include any of these securities, having a maximum value to be determined, all as referred to in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission.

         We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Colorado, and a copy of the Registration Statement, and such other documents as we considered necessary for purposes of this opinion. In our opinion:

o the Company is authorized to issue the securities which are the subject of the Registration Statement;

o such securities, when sold, will be legally issued, fully paid and non-assessable; and

o the warrants, rights, purchase contracts and debt securities will be, when issued, binding obligations of the Company under the laws of Colorado.

                                          Very truly yours,

                                          HART & HART, LLC


                                          /s/ William T. Hart

                                          William T. Hart